As filed with the Securities and Exchange Commission on June 5, 2006
Registration No. 333-134522

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1
to:
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Covad Communications Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0461529
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
110 Rio Robles
San Jose, CA 95134-1813
(Address, including zip code, including area code, of Registrant’s principal executive offices)

Charles E. Hoffman
President and Chief Executive Officer
James A. Kirkland
General Counsel and Senior Vice President
Covad Communications Group, Inc.
110 Rio Robles Drive
San Jose, CA 95134-1813
(408) 952-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel J. Winnike, Esq.
David A. Bell, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
(650) 988-8500

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	Per Unit(2)	Offering Price	Fee
Common Stock, $0.001 par value	44,647,822	$1.85	$82,598,471 (2)	$8,838 (3)

(1)	Consists of (a) 6,134,969 shares of common stock that are currently issued and outstanding, (b) 21,505,376 shares of common stock that are issuable upon conversion of the 12% Senior Secured Convertible Note due 2011 (the “EarthLink Convertible Note”) and (c) 17,007,477 shares of common stock that are issuable upon conversion of notes issuable as payment of interest on the EarthLink Convertible Note. Pursuant to Rule 416 under the Securities Act of 1933, we are also registering an indeterminable additional number of shares of common stock as may be issued upon conversion of the EarthLink Convertible Note and/or notes issuable as payment of interest on the EarthLink Convertible Note.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act of 1933 and based upon the average of the high and low sales prices reported on the American Stock Exchange on May 19, 2006.

(3)	Pursuant to Rule 457(p) promulgated under the Securities Act of 1933, $8,838 of the filing fee associated with the unsold securities registered by our Registration Statement on Form S-3, File Number 333-128933, filed on October 11, 2005, is offset against the total filing fee for this registration statement.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Pre-Effective Amendment No. 1 to Form S-3 Registration Statement is being filed solely for the purpose of adding a delaying amendment pursuant to Rule 473 under the Securities Act of 1933.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 5th day of June, 2006.

COVAD COMMUNICATIONS GROUP, INC.

By:	/s/ Charles E. Hoffman

Charles E. Hoffman
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 5th day of June, 2006.

Signature	Title

/s/ Charles E. Hoffman (Charles E. Hoffman)	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Christopher Dunn (Christopher Dunn)	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* (Charles McMinn)	Chairman of the Board of Directors

* (L. Dale Crandall)	Director

* (Robert Neumeister)	Director

* (Larry Irving)	Director

* (Daniel C. Lynch)	Director

* (Richard A. Jalkut)	Director

*By	/s/ Charles E. Hoffman Charles E. Hoffman, Attorney-in-Fact